Exhibit 99.1

Company contacts:
Steve Shattuck	Bob Blair
Public Relations	Investor Relations
949.672.7817	949.672.7834
steve.shattuck@wdc.com	robert.blair@wdc.com
FOR IMMEDIATE RELEASE:
WD® ANNOUNCES RECORD QUARTERLY REVENUE OF $2.2 BILLION WITH
NET INCOME OF $288 MILLION, OR $1.25 PER SHARE
Fiscal Q1 Revenue Up 5 Percent, Hard Drive Shipments Up 12 Percent,
Net Income Up 36 Percent from Year-ago Quarter
LAKE FOREST, Calif. — Oct. 22, 2009 — Western Digital Corp. (NYSE: WDC) today reported record revenue of $2.2 billion, record hard drive shipments of 44.1 million units and net income of $288 million, or $1.25 per share, for its first fiscal quarter ended Oct. 2, 2009. In the year-ago quarter, the company reported revenue of $2.1 billion, unit shipments of 39.4 million, and net income of $211 million.
     The company generated $434 million in cash from operations during the first quarter, ending with total cash and cash equivalents of $2.1 billion.
     “For the second consecutive quarter, demand for hard drives was stronger than expected as the positive industry conditions that materialized in the June quarter continued throughout the September quarter,” said John Coyne, president and chief executive officer. “We believe this demand is being driven primarily by consumers as a result of the growing social media phenomenon. This is creating demand in mobile and desktop PCs, branded products and enterprise storage. Hard drive inventories remain at historically low levels, reflecting industry discipline in managing supply and demand.

WD Announces Record Q1 Revenue of $2.2 Billion with
Net Income of $288 Million, or $1.25 Per Share

     “In the September quarter, we leveraged our organization-wide agility to respond to unexpectedly robust demand and again generated strong financial results. As we enter the December quarter, demand remains strong and our product line-up, availability and cost profile position us to benefit from continuing growth opportunities.”
     Coyne noted that WD continues to realize tangible benefits from its investments in technology, products, processes and capacity over the last several years, enabled by the strongest balance sheet in the industry:
•	The company continues to lead the industry in time-to-market volume shipments of leading capacity points in all segments of the ATA drive market with its WD Scorpio® Blue™ 1 TB, 750 GB and 640 GB hard drives utilizing 333 GB-per-platter technology. Additionally, the company leads the market with shipments of its 2 TB 3.5-inch hard drives to the near-line enterprise, desktop, CE and external storage markets.

•	In branded products, WD continued to grow its business in fiscal Q1 even as it simultaneously refreshed its entire branded products line-up, positioning it well for continued growth entering the holiday season and in the year ahead. The company’s stylish, new offerings include smaller, smarter, more portable and secure My Passport™ and My Book® solutions that feature new WD SmartWare™ backup, synchronization and content visualization software, hardware encryption and an innovative e-label display.

WD Announces Record Q1 Revenue of $2.2 Billion with
Net Income of $288 Million, or $1.25 Per Share

•	WD also expanded its line of media players with the introduction of the WD TV™ Mini Media Player, with support for RealVideo™ content playback, providing an affordable and convenient way for consumers to play their stored digital content, and the WD TV™ Live Media Player, featuring network connectivity and Full-HD 1080p resolution.
     The investment community conference call to discuss these results will be broadcast live over the Internet today at 2 p.m. Pacific/5 p.m. Eastern. The call will be accessible live and on an archived basis via the link below:

Audio Webcast:	www.westerndigital.com/investor

Click on “Conference Calls”

Telephone Replay:	866-395-4175 (toll-free)

+1-203-369-0475 (international)

WD Announces Record Q1 Revenue of $2.2 Billion with
Net Income of $288 Million, or $1.25 Per Share

About WD
     WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company designs and produces reliable, high-performance hard drives and solid state drives that keep users’ data accessible and secure from loss. Its advanced technologies are configured into applications for client and enterprise computing, embedded systems and consumer electronics, as well as its own consumer storage and media products.
     WD was founded in 1970. The company’s storage products are marketed to leading OEMs, systems manufacturers, selected resellers and retailers under the Western Digital® and WD brand names. Visit the Investor section of the company’s Web site (www.westerndigital.com) to access a variety of financial and investor information.
     This press release contains forward-looking statements concerning industry demand and WD’s prospects for growth. The foregoing forward-looking statements are based on WD’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including: the impact of recent uncertainty and volatility in global economic conditions; supply and demand conditions in the hard drive industry; actions by competitors; unexpected advances in competing technologies; uncertainties related to the development and introduction of products based on new technologies and expansion into new data storage markets; business conditions and growth in the various hard drive markets; pricing trends and fluctuations in average selling prices; changes in the availability and cost of commodity materials and specialized product components that WD does not make internally; and other risks and uncertainties listed in WD’s recent Form 10-K filed

WD Announces Record Q1 Revenue of $2.2 Billion with
Net Income of $288 Million, or $1.25 Per Share

with the SEC on August 14, 2009, to which your attention is directed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and WD undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
###
Western Digital, WD, the WD logo, WD Scorpio and My Book are registered trademarks, and Blue, My Passport, WD SmartWare and WD TV are trademarks, of Western Digital Technologies, Inc. in the U.S. and other countries. All other trademarks mentioned herein belong to their respective owners. As used for storage capacity, one megabyte (MB) = one million bytes, one gigabyte (GB) = one billion bytes, and one terabyte (TB) = one trillion bytes. Total accessible capacity varies depending on operating environment.

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions; unaudited)

	Oct. 2,	Jul. 3,
	2009	2009
ASSETS

Current assets:
Cash and cash equivalents	$2,056	$1,794
Accounts receivable, net	1,131	926
Inventories	395	376
Other	168	134

Total current assets	3,750	3,230
Property and equipment, net	1,625	1,584
Goodwill	139	139
Other intangible assets, net	86	89
Other assets	249	249

Total assets	$5,849	$5,291

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,342	$1,101
Accrued expenses	218	247
Accrued warranty	101	95
Current portion of long-term debt	88	82

Total current liabilities	1,749	1,525
Long-term debt	375	400
Other liabilities	202	174

Total liabilities	2,326	2,099
Shareholders’ equity	3,523	3,192

Total liabilities and shareholders’ equity	$5,849	$5,291

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	Oct. 2,	Sept. 26,
	2009	2008
Revenue, net	$2,208	$2,109
Cost of revenue	1,694	1,685

Gross margin	514	424

Operating expenses:
Research and development	142	133
Selling, general and administrative	53	57

Total operating expenses	195	190

Operating income	319	234
Net interest and other	(2)	(4)

Income before income taxes	317	230
Income tax provision	29	19

Net income	$288	$211

Net income per common share:

Basic	$1.28	$0.95

Diluted	$1.25	$0.93

Common shares used in computing per share amounts:

Basic	225	222

Diluted	230	226

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended
	Oct. 2,	Sept. 26,
	2009	2008
Cash flows from operating activities
Net income	$288	$211

Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	121	117
Stock-based compensation	13	10
Loss on investments	—	3
Changes in operating assets and liabilities	12	(40)

Net cash provided by operating activities	434	301

Cash flows from investing activities
Purchases of property and equipment	(176)	(162)
Investments, net	—	1

Net cash used in investing activities	(176)	(161)

Cash flows from financing activities
Issuance of stock under employee stock plans, net	14	(1)
Increase in excess tax benefits from employee stock plans	9	8
Repurchases of common stock	—	(36)
Repayment of long-term debt	(19)	(2)

Net cash provided by (used in) financing activities	4	(31)

Net increase in cash and cash equivalents	262	109
Cash and cash equivalents, beginning of period	1,794	1,104

Cash and cash equivalents, end of period	$2,056	$1,213